Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SuccessFactors, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-147909, 333-159087 and 333-166490) on Form S-8 and registration statement (No. 333-169134) on Form S-3 of SuccessFactors, Inc. of our report dated March 8, 2011, with respect to the consolidated balance sheet of SuccessFactors, Inc. as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows, for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of SuccessFactors, Inc.

Our report on the consolidated financial statements refers to a change in the accounting for multiple element revenue transactions resulting from the adoption of a new accounting pronouncement.

/s/ KPMG LLP

Mountain View, California

March 8, 2011